Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Richard B. Hurd

Telephone: (414) 235-5207

1895 Bancorp of Wisconsin, Inc., Greenfield, Wisconsin

Announces Second Quarter Operating Results

Greenfield, Wisconsin, July 21, 2021, 1895 Bancorp of Wisconsin, Inc. Greenfield, Wisconsin [NASDAQ BCOW] today reported a fiscal second quarter net loss of $51,000, or basic and diluted earnings per share of ($0.01), for the quarter ended June 30, 2021, compared to net income of $194,000, or basic and diluted earnings per share of $0.04 for the quarter ended June 30, 2020. The decrease in net income was primarily due to a $489,000 decrease in non-interest income and a $386,000 increase in non-interest expense. This was partially offset by a $347,000 increase in net interest income. For the six months ended June 30, 2021, 1895 Bancorp reported net income of $470,000, or basic and diluted earnings per share of $0.10, for the six months ended June 30, 2021, compared to net income of $481,000, or basic and diluted earnings per share of $0.11 for the six months ended June 30, 2020.

Total assets increased $88.8 million, or 17.2%, to $605.6 million at June 30, 2021 from $516.8 million at December 31, 2020. Total shareholders’ equity increased $292,000, or 0.5%, to $60.3 million at June 30, 2021 from $60.0 million at December 31, 2020. 1895 Bancorp’s capital ratios remain in excess of those required to be considered well-capitalized under U.S. banking regulations.

1895 Bancorp of Wisconsin, Inc.

7001 W. Edgerton Avenue

Greenfield, WI 53220

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, except per share data)

	6/30/2021	12/31/2020
Selected Financial Condition Data:	(Unaudited)

Total assets	$605,577	$516,757
Loans receivable, net	330,903	329,073
Allowance for loan losses	2,732	2,703
Cash and cash equivalents	145,817	92,526
Deposits	466,184	379,848
Advance payments by borrowers for taxes and insurance	9,167	2,737
FHLB advances	63,423	68,398
Shareholders equity	60,300	60,008

Selected Operations Data:	Three months ended		Six months ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$3,511	$3,586	$7,128	$7,446
Total interest expense	393	815	849	1,774
Net interest income	3,118	2,771	6,279	5,672
Provision for loan losses	—	—	—	—
Net interest income after provisdion for loan losses	3,118	2,771	6,279	5,672
Non-interest income	1,134	1,623	2,743	2,229
Non-interest expense	4,361	3,975	8,450	7,048
Income before income taxes	(109)	419	572	853
Income tax expense	(58)	225	102	372
Net income	$(51)	$194	$470	$481

Earnings per common share
Basic	$(0.01)	$0.04	$0.10	$0.11
Diluted	$(0.01)	$0.04	$0.10	$0.11